Exhibit 99.1

July 31, 2017	Analyst Contact:	Meredith Bartlett
Megan Webb 918-947-7011
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

TULSA, Okla. - July 31, 2017 - ONE Gas, Inc. (NYSE: OGS) today announced financial results for its second quarter 2017 and narrowed its 2017 financial guidance.

Highlights include:

•	Second-quarter 2017 net income was $20.6 million, or $0.39 per diluted share, compared with $20.3 million, or $0.38 per diluted share, in the second quarter 2016;

•	Narrowed 2017 net income guidance to the range of $155 million to $161 million, compared with the previous guidance range of $152 million to $162 million;

•	Actual heating degree days across the company’s service areas were 556 in the second quarter 2017, 16 percent warmer than normal and 6 percent colder than the same period last year; and

•
A quarterly dividend of 42 cents per share, or $1.68 per share on an annualized basis, was declared on July 24, 2017, payable on Sept. 1, 2017, to shareholders of record at the close of business on Aug. 14, 2017.

“We remain focused on investing in our systems to deliver natural gas to our customers safely and reliably," said Pierce H. Norton II, president and chief executive officer. "Our solid results in the second quarter reflect this strategy, and we are on target to achieve our full-year 2017 guidance."

SECOND-QUARTER 2017 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $44.1 million in the second quarter 2017, compared with $43.6 million in the second quarter 2016.

Net margin increased by $7.7 million compared with second quarter 2016, which primarily reflects:

•	A $4.7 million increase from new rates in Texas and Kansas;

•	A $1.6 million increase from the impact of the modified weather-normalization mechanism in Kansas; and

•	A $0.8 million increase attributed to net residential customer growth in Oklahoma and Texas.

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ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

July 31, 2017

Second-quarter 2017 operating costs were $115.2 million, compared with $110.4 million in the second quarter 2016, which primarily reflects:

•	A $2.4 million increase in employee-related expenses;

•	A $0.9 million increase in information technology expenses; and

•	A $0.9 million increase in costs associated with pipeline maintenance activities.

Second-quarter 2017 depreciation and amortization expense was $37.9 million, compared with $35.5 million in the second quarter 2016, due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures were $84.2 million for the second quarter 2017, compared with $69.5 million in the second quarter 2016, due primarily to increased system integrity activities and extending service to new areas.

Key Statistics: More detailed information is listed on page 12 in the tables.

•	Actual heating degree days in the Oklahoma service area were 182 in the second quarter 2017, 5 percent warmer than normal and 12 percent colder than the same period last year;

•	Actual heating degree days in the Kansas service area were 345 in the second quarter 2017, 18 percent warmer than normal and 8 percent colder than the same period last year;

•	Actual heating degree days in the Texas service area were 29 in the second quarter 2017, 45 percent warmer than normal and 36 percent warmer than the same period last year;

•	Residential natural gas sales volumes were 12.0 billion cubic feet (Bcf) in the second quarter 2017, up 13 percent compared with the same period last year;

•	Total natural gas sales volumes were 17.4 Bcf in the second quarter 2017, up 14 percent compared with the same period last year;

•	Natural gas transportation volumes were 49.1 Bcf in the second quarter 2017, down 1 percent compared with the same period last year; and

•	Total natural gas volumes delivered were 66.4 Bcf in the second quarter 2017, up 3 percent compared with the same period last year.

YEAR-TO-DATE 2017 FINANCIAL PERFORMANCE

Operating income for the six-month 2017 period was $169.2 million, compared with $159.7 million for the same period last year.

Net margin increased by $22.3 million compared with the same period last year, which primarily reflects:

•	A $14.3 million increase from new rates in Texas and Kansas;

•	A $4.6 million increase from the impact of weather-normalization mechanisms, which offset warmer weather in 2017 compared with the same period in 2016;

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ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

July 31, 2017

•	A $1.7 million increase attributed to residential customer growth in Oklahoma and Texas; and

•	A $1.0 million increase due primarily to higher transportation volumes from weather-sensitive customers in Kansas and Oklahoma.

Operating costs for the six-month 2017 period were $240.3 million, compared with $232.2 million for the same period last year, which primarily reflects:

•	A $2.4 million increase from the deferral in the first quarter of 2016 of separation costs, which was approved in Oklahoma as a regulatory asset in the recent rate proceeding;

•	A $2.4 million increase in costs associated with pipeline maintenance activities;

•	A $1.9 million increase in information technology expenses;

•	A $0.9 million increase in employee-related expenses; and

•	A $0.7 million increase in bad debt expense; offset partially by

•	A $1.8 million decrease in legal expenses.

Depreciation and amortization expense for the six-month 2017 period was $74.9 million, compared with $70.2 million for the same period last year, due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures for the six-month 2017 period were $154.7 million, compared with $144.8 million for the same period last year, due primarily to increased system integrity activities and extending service to new areas.

The company ended the second quarter 2017 with $5.1 million of cash and cash equivalents, $79.0 million in short-term borrowings and $1.8 million in letters of credit, leaving $619.2 million of credit available under its $700 million credit facility. The total debt-to-capitalization ratio at June 30, 2017, was 40 percent.

> View earnings tables

REGULATORY ACTIVITY

Oklahoma

In March 2017, Oklahoma Natural Gas filed its first annual Performance-Based Rate Change (PBRC) following the general rate case that was approved in January 2016. The filing was based on a calendar test year of 2016. The PBRC filing demonstrated that Oklahoma Natural Gas was earning within the allowed range of a 9.0 to 10.0 percent. Therefore, Oklahoma Natural Gas did not seek a modification in base rates. The filing also requested an energy efficiency program true-up and a utility incentive adjustment of approximately $1.9 million.

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ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

July 31, 2017

A joint stipulation and settlement agreement was filed on June 13, 2017, containing an agreement of these requests as filed. This joint stipulation and settlement agreement was heard by the administrative law judge on June 14, 2017, and is awaiting approval by the Oklahoma Corporation Commission. As required, PBRC filings are made annually in March, until the next general rate case, which is currently required to be filed on or before June 30, 2021, based on a calendar test year of 2020.

Kansas

Kansas Gas Service is expected to file a request for interim rate relief under the Gas System Reliability Surcharge (GSRS) rider in the third quarter 2017, with new rates effective January 2018. GSRS is a capital-recovery mechanism that allows for a rate adjustment providing recovery of and a return on incremental safety-related and government-mandated capital investments made between rate cases.

Texas

Central Texas Service Area:

In March 2017, Texas Gas Service made filings under the Gas Reliability Infrastructure Program (GRIP) for customers of the consolidated Central Texas Service Area for $4.9 million. The request was approved by the cities and the Texas Railroad Commission (RRC), and new rates became effective in June 2017.

West Texas Service Area:

In March 2017, Texas Gas Service made filings under the GRIP for all customers in the West Texas Service Area for $4.5 million. The RRC and the cities approved an increase of $4.3 million for the customers in the service area, and new rates became effective in July 2017.

Rio Grande Valley Service Area:

In June 2017, Texas Gas Service filed a rate case requesting an increase in revenues of $4.5 million for customers in its Rio Grande Valley Service Area. If approved, new rates are expected to be effective in the fourth quarter 2017.

2017 FINANCIAL GUIDANCE NARROWED

ONE Gas narrowed its 2017 financial guidance, with net income expected to be in the range of $155 million to $161 million, compared with its previously announced range of $152 million to $162 million. Earnings per diluted share is expected to be approximately $2.94 to $3.04, compared with its previously announced range of $2.87 to $3.07 per diluted share.

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ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

July 31, 2017

Capital expenditures are still expected to be approximately $350 million in 2017. More than 70 percent of these expenditures are targeted for system integrity and replacement projects.

Additional information is available in the guidance table on the ONE Gas website.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tues., Aug 1, 2017, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-576-4380, pass code 4443156, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 4443156.

LINK TO EARNINGS TABLES

http://www.onegas.com/~/media/OGS/Earnings/2017/Q2_17_OGS-2FSstn30_o9fdKs.ashx
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ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.
Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news

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ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

July 31, 2017

release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.
One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation efforts of our customers;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•
our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply, and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•	the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies;

•	our ability to generate sufficient cash flows to meet all our cash needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of LDC franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in existing or the addition of new environmental, safety, tax and other laws, rules and regulations to which we and our subsidiaries are subject;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	advances in technology;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism, including war;

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ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

July 31, 2017

•	cyber attacks or other breaches of technology systems or information, affecting us, our customers or vendors;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the outcomes, timing and effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•	our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;

•	our ability to attract and retain talented employees, management and directors;

•	declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement with ONEOK; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

July 31, 2017

ONE Gas, Inc.
STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2017	2016	2017	2016
	(Thousands of dollars, except per share amounts)
Revenues	$279,689	$245,923	$830,097	$754,288
Cost of natural gas	82,572	56,457	345,726	292,186
Net margin	197,117	189,466	484,371	462,102
Operating expenses
Operations and maintenance	101,241	97,119	210,598	203,250
Depreciation and amortization	37,851	35,565	74,870	70,249
General taxes	13,973	13,161	29,719	28,908
Total operating expenses	153,065	145,845	315,187	302,407
Operating income	44,052	43,621	169,184	159,695
Other income	875	416	2,121	434
Other expense	(462)	(314)	(802)	(769)
Interest expense, net	(11,305)	(10,848)	(22,786)	(21,695)
Income before income taxes	33,160	32,875	147,717	137,665
Income taxes	(12,537)	(12,575)	(50,638)	(52,621)
Net income	$20,623	$20,300	$97,079	$85,044

Earnings per share
Basic	$0.39	$0.39	$1.85	$1.62
Diluted	$0.39	$0.38	$1.83	$1.61

Average shares (thousands)
Basic	52,553	52,386	52,565	52,452
Diluted	52,969	52,836	53,012	52,972
Dividends declared per share of stock	$0.42	$0.35	$0.84	$0.70

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ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

July 31, 2017

ONE Gas, Inc.
BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2017	2016
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$5,545,302	$5,404,168
Accumulated depreciation and amortization	1,710,509	1,672,548
Net property, plant and equipment	3,834,793	3,731,620
Current assets
Cash and cash equivalents	5,113	14,663
Accounts receivable, net	152,278	290,944
Materials and supplies	36,876	34,084
Natural gas in storage	114,996	125,432
Regulatory assets	82,302	83,146
Other current assets	20,014	20,654
Total current assets	411,579	568,923
Goodwill and other assets
Regulatory assets	421,094	440,522
Goodwill	157,953	157,953
Other assets	47,711	43,773
Total goodwill and other assets	626,758	642,248
Total assets	$4,873,130	$4,942,791

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ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

July 31, 2017

ONE Gas, Inc.
BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2017	2016
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued 52,598,005 shares and outstanding 52,267,296 shares at June 30, 2017; issued 52,598,005 and outstanding 52,283,260 shares at December 31, 2016	$526	$526
Paid-in capital	1,734,083	1,749,574
Retained earnings	224,570	161,021
Accumulated other comprehensive income (loss)	(4,457)	(4,715)
Treasury stock, at cost: 330,709 shares at June 30, 2017 and 314,745 shares at December 31, 2016	(21,426)	(18,126)
Total equity	1,933,296	1,888,280
Long-term debt, excluding current maturities, and net of issuance costs of $8,445 and $8,851, respectively	1,192,848	1,192,446
Total equity and long-term debt	3,126,144	3,080,726
Current liabilities
Notes payable	79,000	145,000
Accounts payable	60,458	131,988
Accrued interest	18,958	18,854
Accrued taxes other than income	33,562	42,571
Accrued liabilities	16,202	22,931
Customer deposits	60,523	61,209
Other current liabilities	23,982	21,380
Total current liabilities	292,685	443,933
Deferred credits and other liabilities
Deferred income taxes	1,077,992	1,038,568
Employee benefit obligations	296,881	303,507
Other deferred credits	79,428	76,057
Total deferred credits and other liabilities	1,454,301	1,418,132
Commitments and contingencies
Total liabilities and equity	$4,873,130	$4,942,791

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ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

July 31, 2017

ONE Gas, Inc.
STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2017	2016
	(Thousands of dollars)
Operating activities
Net income	$97,079	$85,044
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,870	70,249
Deferred income taxes	50,308	36,031
Share-based compensation expense	4,951	7,451
Provision for doubtful accounts	3,501	2,757
Changes in assets and liabilities:
Accounts receivable	135,165	98,321
Materials and supplies	(2,792)	707
Natural gas in storage	10,436	38,412
Asset removal costs	(22,837)	(27,672)
Accounts payable	(68,992)	(42,897)
Accrued interest	104	53
Accrued taxes other than income	(9,009)	(5,573)
Accrued liabilities	(6,729)	(16,156)
Customer deposits	(686)	1,113
Regulatory assets and liabilities	19,782	(2,966)
Other assets and liabilities	(5,880)	31,341
Cash provided by operating activities	279,271	276,215
Investing activities
Capital expenditures	(154,666)	(144,760)
Other	477	492
Cash used in investing activities	(154,189)	(144,268)
Financing activities
Repayments of notes payable, net	(66,000)	(12,500)
Repurchase of common stock	(17,512)	(24,066)
Issuance of common stock	2,208	1,983
Dividends paid	(44,042)	(36,638)
Tax withholdings related to net share settlements of stock compensation	(9,286)	(8,902)
Cash used in financing activities	(134,632)	(80,123)
Change in cash and cash equivalents	(9,550)	51,824
Cash and cash equivalents at beginning of period	14,663	2,433
Cash and cash equivalents at end of period	$5,113	$54,257

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ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

July 31, 2017

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2017	2016	2017	2016
	(Millions of dollars, except as noted)
Financial
Net margin	$197.2	$189.5	$484.4	$462.1
Operating costs	$115.2	$110.4	$240.3	$232.2
Depreciation and amortization	$37.9	$35.5	$74.9	$70.2
Operating income	$44.1	$43.6	$169.2	$159.7
Capital expenditures	$84.2	$69.5	$154.7	$144.8

Net margin on natural gas sales	$168.4	$160.7	$417.5	$396.4
Transportation revenues	$21.4	$21.2	$51.6	$51.0
Net margin, excluding other revenues	$189.8	$181.9	$469.1	$447.4

Volumes (Bcf)
Natural gas sales
Residential	12.0	10.6	62.1	62.3
Commercial and industrial	5.0	4.3	19.2	18.8
Wholesale and public authority	0.3	0.3	1.0	1.3
Total volumes sold	17.4	15.2	82.3	82.4
Transportation	49.1	49.6	110.2	108.8
Total volumes delivered	66.4	64.8	192.5	191.2

Average number of customers (in thousands)
Residential	1,997	1,984	2,001	1,987
Commercial and industrial	158	158	159	159
Wholesale and public authority	3	3	3	3
Transportation	12	12	12	12
Total customers	2,170	2,157	2,175	2,161

Heating Degree Days
Actual degree days	556	527	4,563	5,066
Normal degree days	663	653	5,950	5,913
Percent colder (warmer) than normal weather	(16)%	(19)%	(23)%	(14)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	872	867	875	870
Actual degree days	182	162	1,574	1,727
Normal degree days	191	191	1,966	1,966
Percent colder (warmer) than normal weather	(5)%	(15)%	(20)%	(12)%

Kansas
Average number of customers (in thousands)	640	639	643	640
Actual degree days	345	320	2,331	2,440
Normal degree days	419	411	2,922	2,913
Percent colder (warmer) than normal weather	(18)%	(22)%	(20)%	(16)%

Texas
Average number of customers (in thousands)	658	651	657	651
Actual degree days	29	45	658	899
Normal degree days	53	51	1,062	1,034
Percent colder (warmer) than normal weather	(45)%	(12)%	(38)%	(13)%

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ONE Gas Announces Second-quarter 2017 Financial Results;
Narrows 2017 Financial Guidance

July 31, 2017

ONE Gas, Inc.
EARNINGS GUIDANCE*
	Updated	Previous
	2017	2017
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Operating income
Net margin	$925	$924	$1
Operations and maintenance	424	419	5
Depreciation and amortization	153	155	(2)
General taxes	57	57	—
Operating income	291	293	(2)
Other income (expense)	—	(1)	1
Interest expense	(46)	(45)	(1)
Income before income taxes	245	247	(2)
Income taxes	(87)	(90)	3
Net income	$158	$157	$1

*Amounts shown are midpoints of ranges provided.